Exhibit 99.1

News From

Royal Caribbean Cruises Ltd.

Corporate Communications Office_____________________________________________

1050 Caribbean Way, Miami, Florida 33132-2096

Contact:	Ian Bailey

(305) 982-2625

For Immediate Release

ROYAL CARIBBEAN REPORTS SECOND QUARTER RESULTS

MIAMI – July 29, 2009 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced earnings for the second quarter of 2009 and provided updated guidance for the third quarter and full year.

Key Highlights

•

Second quarter 2009 net loss was $35.1 million, or $0.16 per share, compared to net income of $84.7 million, or $0.40 per share in 2008. The results were consistent with the company’s most recent disclosures.

•	Net Yields for the second quarter decreased 17.9% versus 2008 and declined 14.2% on a constant dollar basis.
•

Net Cruise Costs per APCD (“NCC”) for the second quarter decreased 11.5% versus 2008 and declined 8.5% on a constant dollar basis. NCC, excluding bunker for the second quarter declined 8.4% versus 2008 and declined 4.7% on a constant dollar basis.

•	Earnings per share (“EPS”) are expected to be between $0.95 and $1.00 in the third quarter and between $0.70 and $0.80 per share for the full year.
•

The company projects net yields to decline approximately 18% in the third quarter and approximately 14% for the full year. On a constant dollar basis net yields are projected to decline 15% - 16% in the third quarter and 11% - 12% for the full year.

•	The H1N1 virus impacted EPS by approximately $0.05 in the second quarter and is expected to have a $0.18 and $0.27 impact on the third quarter and full year, respectively.

“Obviously the economy continues to be a challenge and the impact from the publicity surrounding H1N1 has been very frustrating,” said Richard D. Fain, chairman and chief executive officer. “However, the demand environment has shown remarkable stability and with the extraordinary performance of our newest vessels and easier comparables, we look forward to improving yields in 2010.  In the meantime, we remain vigilantly focused on cost management and liquidity,” Fain continued.

Second Quarter 2009 Results

Royal Caribbean Cruises Ltd. today announced a net loss for the second quarter 2009 of $35.1 million, or $0.16 per share, compared to net income of $84.7 million, or $0.40 per share, in 2008. The loss included approximately $0.05 per share from the impact of the H1N1 virus and approximately $0.11 from non-operating expenses related to foreign exchange adjustments and hedging ineffectiveness.

Revenues were $1.3 billion, versus $1.6 billion in the second quarter of 2008. Net Yields decreased 17.9% from the prior year and declined 14.2% on a constant dollar basis. The H1N1 virus had a negative impact on yields of approximately one percentage point.

NCC decreased 11.5% from the prior year and 8.5% on a constant dollar basis. NCC, excluding fuel declined 8.4% from the prior year and 4.7% on a constant dollar basis.

Fuel costs benefited from reductions in at-the-pump pricing and continued energy reduction initiatives and were $6 million better than the amount included in the April guidance. Fuel consumption was 297.4 thousand metric tons at an average cost of $459 per metric ton.

H1N1 Impact

The impact of the H1N1 virus was somewhat higher than originally estimated and included: itinerary modifications and reduced demand for Royal Caribbean International vessels that visit Mexican ports, a decision to delay the launch of Pullmantur’s Pacific Dream as a new product targeting Mexican nationals until 2010 and a significant reduction in Pullmantur’s tour capacity in Mexico. Pullmantur’s Ocean Dream subsequently had two voyages disrupted due to an H1N1 infection among some of its crew members and the vessel has experienced reduced demand as a result of the publicity in Spain.

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The company summarized the impact of H1N1 as follows, $0.13 per share due to cancelled voyages and tours; $0.05 per share resulting from changes to itineraries and an estimated $0.09 per share due to reduced demand specifically related to Pullmantur’s Ocean Dream and Royal Caribbean International’s Mexican itineraries.

Recognizing that Pullmantur is reported on a two-month lag, the company estimated that the impact of the H1N1 virus will be approximately $0.18 per share in the third quarter, $0.04 in the fourth and $0.27 for the full year.

The impact of the H1N1 virus on net yields will be slightly more than two and one-half percentage points in the third quarter, around one-half of a percentage point in the fourth quarter and slightly more than one percentage point for the full year.

Revenue Environment

Aside from the products directly impacted by the H1N1 virus, the company reported that summer bookings have been stable for all products and source markets, with the exception of Spain.  “Consumers are continuing to book their vacations very close-in,” said Brian J. Rice, executive vice president and chief financial officer, “but we are seeing healthy volumes and have even been able to take some measured price increases for several of our peak season sailings.”

The company also reported that new bookings for the fall have recently begun to outpace the same time last year; however booked load factors and pricing remain behind last year’s levels. “Given the new booking cycle there is still uncertainty about the fall season.  However the same patterns we have seen all year seem to be developing for the fall,” Rice continued.

Commenting on the first quarter of 2010 bookings, Rice said, “With slightly more than 1/3 of our inventory sold at levels well above where we ended the first quarter of ’09, we are encouraged that the strength of our new ships coupled with a continued stable booking environment can provide the platform for improving yields.”

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The company projects net revenue yields to decline approximately 18% in the third quarter and down approximately 14% for the full year. On a constant dollar basis net revenue yields are projected to decline 15% - 16% in the third quarter and approximately 11% - 12% for the full year.

Expense Guidance

NCC are forecasted to decrease approximately 10% for the year and approximately 11% for the third quarter. On a constant dollar basis NCC are forecasted to decline 9% to 10% in the third quarter and 8% to 9% for the full year.

Excluding fuel, NCC are expected to decline 6% to 7% for the year and approximately 5% for the third quarter. On a constant dollar basis NCC, excluding fuel are forecasted to decline approximately 3% in the third quarter and 4% to 5% for the full year.

Fuel Expense

The company does not forecast fuel prices and its cost calculations are based on current at-the-pump prices net of hedging impacts. Based on today’s fuel prices the company has included $591 million and $145 million of fuel expense in its full year and third quarter 2009 guidance, respectively.

The company is currently 49% hedged for the third quarter and 50% for the full year. Because of the relatively low fuel prices available, the company has recently increased its hedges in 2010 to 50% and has hedged approximately 45% of forecasted 2011 consumption.

	Third Quarter 2009	Full Year 2009
Fuel Consumption	315,000 mt	1,220,000 mt
Fuel Expenses	$145 Million	$591 Million
Percent Hedged (forward consumption)	49%	50%
Impact of 10% change in fuel prices	$7 Million	$15 Million

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Forward Guidance Summary

The company provided the following estimates for the third quarter and full year 2009. Except for earnings per share, all estimates are as compared to the third quarter and full year 2008, respectively.

	Third Quarter 2009	Full Year 2009
Earnings Per Share	$0.95 - $1.00	$0.70 - $0.80
Capacity	3.1%	5.2%
Net Yields	Approx. (18%)	Approx. (14%)
Net Cruise Costs per APCD	Approx. (11%)	Approx. (10%)
Net Cruise Costs per APCD, excluding Fuel	Approx. (5%)	(6%) – (7%)
Depreciation and Amortization	Approx. $145 Million	$565 to $570 Million
Interest Expense	Approx. $75 Million	Approx. $310 Million

Liquidity and Financing Arrangements

As of June 30, 2009, liquidity was $0.9 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facility. During the second quarter the company repaid approximately $325 million of scheduled debt maturities.

In early July the company completed a $300 million senior unsecured notes offering with a 6-year tenor. Funds from the offering were used to reduce the amount outstanding on the company’s revolving credit facility.

Capital Expenditures and Capacity Guidance

Based on current ship orders, projected capital expenditures for 2009, 2010, 2011 and 2012, estimates are unchanged at $2.1 billion, $2.2 billion, $1.0 billion, and $1.0 billion, respectively.

Projected capacity increases for the same four years are 5.2%, 12.7%, 8.6%, and 2.8%, respectively. The company’s capacity figures have been updated for deployment modifications due to the H1N1 outbreak.

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Conference Call Scheduled

The company has scheduled a conference call at 9 a.m. Eastern Daylight Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Terminology

Available Passenger Cruise Days (“APCD”)

APCDs are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Gross Cruise Costs

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields

Gross Yields represent total revenues per APCD.

Net Cruise Costs

Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital

Net Debt-to-Capital is a ratio which represents total long-term debt, including current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity. We believe Net Debt and Net Debt-to-Capital, along

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with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues

Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields

Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy

Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Cruises and CDF Croisières de France. The company has a combined total of 38 ships in service and five under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaracruises.com or www.rclinvestor.com.

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Certain statements in this news release are forward-looking statements. Words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “goal”, “intend”, “may”, “plan”, “project”, “seek”, “should”, “will”, and similar expressions are intended to help identify these forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the adverse impact of the continuing worldwide economic downturn on the demand for cruises, the impact of the economic downturn on the availability of our credit facility and our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt payment requirements and other financing needs, the impact of disruptions in the global financial markets on the ability of our counterparties and others to perform their obligations to us, the uncertainties of conducting business internationally and expanding into new markets, the volatility in fuel prices an foreign exchange rates, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, airfare for our shipboard personnel, insurance and security costs, impact of problems encountered at shipyards and their subcontractors including insolvency or financial difficulties, vacation industry competition and changes in industry capacity and overcapacity, the impact of tax and environmental laws and regulations affecting our business or our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, enforcement actions, fines or penalties, the impact of delayed or cancelled ship orders, the impact of emergency ship repairs, including the related lost revenue, the impact on prices of new ships due to shortages in available shipyard facilities, component parts and shipyard consolidations, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties and the unavailability or cost of air service, the international political climate, fears of terrorist and pirate attacks, armed conflict and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, the impact of changes or disruptions to external distribution channels for our guest bookings, the loss of key personnel or our inability to retain or recruit qualified personnel, changes in our stock price or principal shareholders, uncertainties of a foreign legal system as we are not incorporated in the United States, the unavailability of ports of call, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Passenger ticket revenues	$956,593	$1,140,077	$1,905,863	$2,177,980
Onboard and other revenues	392,422	443,697	768,754	834,879
Total revenues	1,349,015	1,583,774	2,674,617	3,012,859
Cruise operating expenses:
Commissions, transportation and other	232,552	284,735	468,381	542,675
Onboard and other	112,523	117,315	195,757	195,835
Payroll and related	165,466	163,343	334,212	317,582
Food	80,913	82,096	166,316	165,098
Fuel	136,488	174,299	291,363	332,533
Other operating	237,493	269,211	461,742	499,462
Total cruise operating expenses	965,435	1,090,999	1,917,771	2,053,185
Marketing, selling and administrative expenses	190,593	196,548	379,750	401,489
Depreciation and amortization expenses	137,925	127,277	277,781	251,667
Operating Income	55,062	168,950	99,315	306,518

Other income (expense)
Interest income	1,159	3,015	2,889	5,523
Interest expense, net of interest capitalized	(68,327)	(81,086)	(147,789)	(159,034)
Other (expense) income	(22,980)	(6,130)	(25,739)	7,349
	(90,148)	(84,201)	(170,639)	(146,162)
Net (Loss) Income	$(35,086)	$84,749	$(71,324)	$160,356

(Loss) Earnings Per Share:
Basic	$(0.16)	$0.40	$(0.33)	$0.75
Diluted	$(0.16)	$0.40	$(0.33)	$0.75
Weighted-Average Shares Outstanding:
Basic	213,780	213,482	213,734	213,404
Diluted	213,780	214,280	213,734	214,398

STATISTICS
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Passengers Carried	937,610	989,722	1,911,276	2,021,390

Passenger Cruise Days	6,738,213	6,619,144	13,560,581	13,232,069

APCD	6,585,128	6,362,851	13,328,584	12,694,950
Occupancy	102.3%	104.0%	101.7%	104.2%

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$309,758	$402,878
Trade and other receivables, net	241,224	271,287
Inventories	102,520	96,077
Prepaid expenses and other assets	145,038	125,160
Derivative financial instruments	111,921	81,935
Total current assets	910,461	977,337

Property and equipment, net	13,593,681	13,878,998
Goodwill	781,609	779,246
Other assets	1,050,906	827,729
	$16,336,657	$16,463,310

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$723,283	$471,893
Accounts payable	262,647	245,225
Accrued interest	80,952	128,879
Accrued expenses and other liabilities	493,792	687,369
Customer deposits	1,109,322	968,520
Hedged firm commitments	192,693	172,339
Total current liabilities	2,862,689	2,674,225
Long-term debt	6,045,388	6,539,510
Other long-term liabilities	379,745	446,563

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
224,104,859 and 223,899,076 shares issued, June 30, 2009	2,241	2,239
and December 31, 2008, respectively)
Paid-in capital	2,962,610	2,952,540
Retained earnings	4,521,205	4,592,529
Accumulated other comprehensive loss	(23,517)	(319,936)
Treasury stock (10,308,683 and 11,076,701 common shares at cost, June 30, 2009 and December 31, 2008, respectively)	(413,704)	(424,360)
Total shareholders' equity	7,048,835	6,803,012
	$16,336,657	$16,463,310

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2009	2008

Operating Activities
Net (loss) income	$(71,324)	$160,356
Adjustments:
Depreciation and amortization	277,781	251,667
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	46,842	68,149
Increase in inventories	(6,312)	(20,341)
Increase in prepaid expenses and other assets	(20,197)	(47,747)
Increase in accounts payable	17,670	26,604
Decrease in accrued interest	(47,927)	(41,471)
(Decrease) increase in accrued expenses and other liabilities	(23,453)	26,328
Increase in customer deposits	131,792	354,894
Other, net	37,986	(17,008)
Net cash provided by operating activities	342,858	761,431

Investing Activities
Purchases of property and equipment	(323,589)	(1,313,168)
Cash received on settlement of derivative financial instruments	49,303	253,872
Loans and equity contributions to unconsolidated affiliates	(181,683)	(20,771)
Proceeds from the sale of Celebrity Galaxy	290,928	-
Other, net	(5,883)	(7,744)
Net cash used in investing activities	(170,924)	(1,087,811)

Financing Activities
Debt proceeds	75,813	1,098,105
Debt issuance costs	(15,456)	(12,006)
Repayments of debt	(327,648)	(511,634)
Dividends paid	-	(96,017)
Proceeds from exercise of common stock options	-	3,372
Other, net	721	495
Net cash (used in) provided by financing activities	(266,570)	482,315

Effect of exchange rate changes on cash	1,516	439

Net (decrease) increase in cash and cash equivalents	(93,120)	156,374
Cash and cash equivalents at beginning of period	402,878	230,784
Cash and cash equivalents at end of period	$309,758	$387,158

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$171,856	$172,448

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Passenger ticket revenues	$956,593	$1,140,077	$1,905,863	$2,177,980
Onboard and other revenues	392,422	443,697	768,754	834,879
Total revenues	1,349,015	1,583,774	2,674,617	3,012,859
Less:
Commissions, transportation and other	232,552	284,735	468,381	542,675
Onboard and other	112,523	117,315	195,757	195,835
Net revenues	$1,003,940	$1,181,724	$2,010,479	$2,274,349
APCD	6,585,128	6,362,851	13,328,584	12,694,950
Gross Yields	$204.86	$248.91	$200.67	$237.33
Net Yields	$152.46	$185.72	$150.84	$179.15

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Total cruise operating expenses	$965,435	$1,090,999	$1,917,771	$2,053,185
Marketing, selling and administrative expenses	190,593	196,548	379,750	401,489
Gross Cruise Costs	1,156,028	1,287,547	2,297,521	2,454,674
Less:
Commissions, transportation and other	232,552	284,735	468,381	542,675
Onboard and other	112,523	117,315	195,757	195,835
Net Cruise Costs	$810,953	$885,497	$1,633,383	$1,716,164
APCD	6,585,128	6,362,851	13,328,584	12,694,950
Gross Cruise Costs per APCD	$175.55	$202.35	$172.38	$193.36
Net Cruise Costs per APCD	$123.15	$139.17	$122.55	$135.18

Net Debt-to-Capital was calculated as follows (in thousands):	As of
	June 30,	December 31,
	2009	2008
Long-term debt, net of current portion	$6,045,388	$6,539,510
Current portion of long-term debt	723,283	471,893
Total debt	6,768,671	7,011,403
Less: Cash and cash equivalents	309,758	402,878
Net Debt	$6,458,913	$6,608,525
Total shareholders' equity	$7,048,835	$6,803,012
Total debt	6,768,671	7,011,403
Total debt and shareholders' equity	13,817,506	13,814,415
Debt-to-Capital	49.0%	50.8%
Net Debt	6,458,913	6,608,525
Net Debt and shareholders' equity	$13,507,748	$13,411,537
Net Debt-to-Capital	47.8%	49.3%

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